Exhibit 4.12

SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of November 26, 2002 (the “Security Agreement”), is made jointly and severally by SoftBrands, Inc., a Delaware company (the “Parent”) and each subsidiary of the Parent set forth on the signature pages hereto (collectively with the Parent, the “Company”) in favor of those other parties set forth on the signature pages hereto (the “Purchasers”).

RECITALS

Pursuant to that certain Senior Subordinated Secured Note and Warrant Purchase Agreement, to be entered into on the date hereof (the “Purchase Agreement”), by and among the Company, the Purchasers and the other parties set forth in the signature pages thereto, the Purchasers will agree to purchase from the Parent, upon the terms and subject to the conditions set forth therein, the promissory notes (the “Notes”) to be issued by the Parent thereunder.  It is a condition precedent to the obligation of the Purchasers to Parent to purchase and pay for the Notes under the Purchase Agreement that the Company shall have executed and delivered this Security Agreement to the Purchasers.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Purchasers to enter into the Purchase Agreement, the Company hereby agrees with the Purchasers as follows:

1.             Defined Terms.  Unless otherwise defined herein, terms which are defined in the Purchase Agreement and used herein are so used as so defined, and terms which are defined in the Uniform Commercial Code in effect in the State of Delaware on the date hereof are used herein as therein defined; and the following terms shall have the following meanings:

“Code” means the Uniform Commercial Code as from time to time in effect in the Commonwealth of Massachusetts.

“Collateral” shall have the meaning assigned to it in Section 2 of this Security Agreement.

“CRP” shall mean Capital Resource Partners IV, L.P., a Delaware limited partnership and one of the Purchasers.

“Liens” means any mortgage, title retention, pledge, lien, right of set-off, charge, security interest, assignment or other encumbrance whatsoever, whether fixed or floating and howsoever created or arising.

“Obligations” means all indebtedness of the Company under Article II of the Purchase Agreement for principal, interest, fees, expenses and other amounts now existing or hereafter incurred or due and owing in respect of the Notes and pursuant to Section 9.04 of the Purchase Agreement.

“Permitted Liens” means those Liens permitted by Section 7.02(a) of the Purchase Agreement.

“Prime Rate” means the rate of interest publicly announced by The Bank of New York from time to time in New York City as its prime interest rate.

“Security Agreement” means this Security Agreement, as amended, supplemented or otherwise modified from time to time.

2.             Grant of Security Interest.  As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, the Company hereby grants to the Purchasers a security interest in all of the Company’s right, title and interest in or to its personal property, and interests in property, of the Company, whether now owned or at any time hereafter acquired by the Company or in which the Company now has or at any time in the future may acquire any right, title or interest, including, without limitation: (i) Accounts; (ii) Chattel Paper; (iii) Deposit Accounts; (iv) Documents; (v) Equipment, other than Equipment subject to an agreement which, by its terms, prohibits the Company from granting a security interest therein; (vi) Fixtures; (vii) General Intangibles (including patents, patent applications, trademarks, service marks, trade names and copyrights and any applications therefor or registrations thereof, payment intangibles and software); (viii) Goods; (ix) Instruments; (x) Inventory; (xi) Investment Property and Financial Assets; (xii) Letter-of-Credit Rights and Letters of Credit; (xiii) Money; (xiv) rights to payment for money or funds advanced or sold (including money or funds advanced or loaned to any of the Company’s subsidiaries); (xv) rights to payments from the Liquidating Trust of AremisSoft Corporation formed pursuant to the terms of the First Amended Plan of Reorganization of AremisSoft Corporation Jointly Proposed by Debtor and Softbrands, Inc. dated as of May 24, 2002 and effective as of August 2, 2002; (xvi) Supporting Obligations; (xvii) insurance claims and proceeds, including, without limitation, proceeds from that certain term life insurance policy on the life of George Ellis issued by National Life Insurance Company in the amount of $5,000,000 and any renewals, extensions or substitutions with respect thereto; (xviii) no more than sixty-five percent (65%) of the equity securities of any foreign subsidiaries of the Company; (xix) one hundred percent (100%) of the equity securities of U.S. subsidiaries of the Company (xx) books and records, computer programs, databases and other computer materials of the Company pertaining to any and all of the foregoing; and (xxi) to the extent not otherwise included, Proceeds and products of any and all of the foregoing (collectively, the “Collateral”).

3.             Rights of Purchasers; Limitations on Purchasers’ Obligations.

(a)           Company Remains Liable under Accounts.  Anything herein to the contrary notwithstanding, the Company shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account.  The Purchasers shall not have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Purchasers of any payment relating to such Account pursuant hereto, nor shall the Purchasers be obligated in any manner to perform any of the obligations of the Company under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(b)           Notice to Account Debtors.  Upon the request of the Purchaser Representative (defined in Section 14 hereof), at any time after the occurrence and during the continuance of an Event of Default, the Company shall notify account debtors on the Accounts that the Accounts have been assigned to the Purchasers and that payments in respect thereof shall be made directly to the Purchaser Representative.  The Purchaser Representative may in its own name or in the names of others communicate with account debtors on the Accounts to verify with them to its satisfaction the existence, amount and terms of any Accounts, provided however, that if no Event of Default has occurred or is continuing such communications shall be in the name of others.

(c)           Collections on Accounts.  The Purchasers hereby authorize the Company to collect the Accounts, and the Purchasers may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default upon written notice from the Purchaser Representative to the Company.  If required by the Purchaser Representative at any time after the occurrence and during the continuance of an Event of Default, any payments of Accounts, when collected by the Company, shall be forthwith (and, in any event, within two Business Days) deposited by the Company in the exact form received, duly endorsed by the Company to the Purchaser Representative if required, in a special collateral account maintained by the Purchaser Representative, subject to withdrawal by the Purchaser Representative only, as hereinafter provided, and, until so turned over, shall be held by the Company in trust for the Purchaser Representative, segregated from other funds of the Company.  All Proceeds constituting collections of Accounts deposited into the special collateral account maintained by the Purchaser Representative (or held by the Company in trust for the Purchasers) shall continue to be collateral security for all of the Obligations while so held and shall promptly applied to the Obligations if held by the Purchaser Representative.  Proceeds so deposited shall not constitute payment of the Obligations until applied thereto by the Purchaser Representative, or by the Company with the Purchaser Representative’s consent.  If an Event of Default shall have occurred and be continuing, the Purchaser Representative shall apply funds on deposit in said special collateral account on account of the Obligations in such order as the Purchaser Representative may elect, and any part of such funds which the Purchaser Representative elects not so to apply shall be paid over from time to time by the Purchaser Representative to the

Company or to whomsoever may be lawfully entitled to receive the same.  After and during the continuance of an Event of Default, and at the Purchaser Representative’s request, the Company shall deliver to the Purchaser Representative all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the accounts, including, without limitation, all original orders, invoices and shipping receipts.

(d)           Trust Account.  Upon the occurrence and during the continuance of an Event of Default, the Purchaser Representative may, in its sole discretion, elect to require the Company to establish with the Purchaser Representative a trust account or lockbox and to deal with all of its receivables subject to the provisions of this Section.  Following such election, the Company will collect its Accounts as the Purchasers’ collection agent, hold such collections in trust for the Purchasers without commingling the same with other funds of the Company and will promptly, on the day of receipt thereof, transmit such collections to the Purchasers pro rata to the amount of Notes then held by the Purchasers in the identical form in which they were received by the Company, with such endorsements as may be appropriate, accompanied by a report, in form approved by the Purchaser Representative, showing the amount of such collections and the cash discounts applicable thereto.

(e)           Title to Collateral.  The Company represents and warrants to the Purchasers that it has marketable title to all of the Collateral, free and clear of all liens, security interests and adverse interests, other than the Permitted Liens, in favor of any person or entity other than the Purchasers.

(f)            Limitation of Rights.  The Purchasers agree and acknowledge that their rights pursuant to Sections 3(b), 3(c) and (d) hereof are subject to the terms of the Purchase Agreement.

4.             Covenants.  The Company covenants and agrees with the Purchasers that, from and after the date of this Security Agreement until the Obligations are paid in full:

(a)           Further Documentation; Pledge of Instruments, Investment Property and Chattel Paper.  At any time and from time to time, upon the written request of the Purchaser Representative, and at the sole expense of the Company, the Company will promptly and duly execute and deliver such further instruments and documents and take such further action as the Purchaser Representative may reasonably request for the purpose of obtaining or preserving the full benefits of this Security Agreement and of the rights and powers herein granted.  The Company hereby authorizes the Purchaser Representative to file without the signature of the Company any financing or continuation statement under the Uniform Commercial Code in effect in any jurisdiction with respect to the security interests and liens created hereby.  A copy or other reproduction of this Security Agreement shall be sufficient as a financing statement for filing in any jurisdiction.  If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Investment Property or Chattel Paper, such Instrument, Investment Property or Chattel Paper shall be immediately delivered to the Purchaser Representative, duly endorsed in a manner satisfactory to the Purchaser Representative, to be held as Collateral pursuant to this Security Agreement.

(b)           Indemnification.  The Company agrees to pay, and to save the Purchasers harmless from, any and all liabilities, reasonable costs and expenses (including, without limitation, legal fees and expenses) (i) with respect to, or resulting from, any delay in paying, any and all excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral, (ii) with respect to, or resulting from, any delay in complying with any law, rule, regulation or order of any court, arbitrator or governmental entity, jurisdiction or authority applicable to any of the Collateral or (iii) in connection with any of the transactions contemplated by this Security Agreement.  In any suit, proceeding or action brought by the Purchasers under any Account for any sum owing thereunder, or to enforce any provisions of any Account, the Company will save, indemnify and keep the Purchasers harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Company of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Company.  The foregoing indemnification shall not apply to any liabilities, costs or expenses resulting directly from the gross negligence or wilful misconduct of the Purchasers. The Purchasers shall notify the Company, as soon as practicable, of an event requiring indemnification pursuant to this Section 4(b).

(c)           Maintenance of Records.  The Company will keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including without limitation, a record of all payments received and all credits granted with respect to the Accounts.  For the Purchasers’ further security, the Company hereby grants to the Purchasers a security interest in all of the Company’s books and records pertaining to the Collateral, and upon the occurrence and during the continuance of an Event of Default, the Company shall turn over any such books and records to the Purchaser Representative or to its representatives during normal business hours at the request of the Purchaser Representative.

(d)           Right of Inspection.  The Purchaser Representative shall at all times have full and free access during normal business hours, and upon reasonable prior notice, to all the books of record and account of the Company, and the Purchaser Representative or its representatives may examine the same, take extracts therefrom and make copies thereof, and the Company agrees to render to the Purchaser Representative, at the Company’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto.  The Purchaser Representative and its representatives shall at all times also have the right during normal business hours, and upon reasonable prior notice, to enter into and upon any premises where any of the Collateral is located for the purpose of inspecting the same or otherwise protecting its interests therein.

(e)           Compliance with Laws, etc.  The Company will comply in all material respects with all laws, rules, regulations and orders of any court, arbitrator or governmental entity, jurisdiction or authority applicable to the Collateral or any part thereof or to the operation of the Company’s business where the failure to so comply could reasonably be expected to have a material adverse effect on the Company; provided, however, that the Company may contest any such law, rule, regulation or order in any reasonable manner which shall not, in the reasonable opinion of the Purchaser Representative, adversely affect the Purchasers’ rights or the priority of their liens on the Collateral.

(f)            Payment of Obligations.  The Company will pay promptly when due all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of its income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if (i) the validity thereof is being contested in good faith by appropriate proceedings, (ii) such proceedings do not involve any material danger of the sale, forfeiture or loss of any of the Collateral or any interest therein and (iii) such charge is adequately reserved against on the Company’s books in accordance with GAAP.

(g)           Limitation on Liens on Collateral.  The Company will not create, incur or permit to exist, will defend the Collateral against, and will take such other action as is necessary to remove, any Lien on or to the Collateral, other than Permitted Liens, and will defend the right, title and interest of the Purchasers in and to any of the Collateral against the claims and demands of all persons or entities whatsoever other than the holders of Permitted Liens.

(h)           Limitations on Dispositions of Collateral.  The Company will not sell, transfer, lease or otherwise dispose of any of the Collateral, or attempt, offer or contract to do so, except for sales, licenses or other dispositions of Collateral in the ordinary course of business or in transactions otherwise permitted by the Purchase Agreement.

(i)            Limitations on Discounts, Compromises, Extensions of Collateral.  Other than in the ordinary course of business as generally conducted by the Company and consistent with its past practices, the Company will not grant any extension of the time of payment of any of the Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partially, any person or entity liable for the payment thereof, or allow any credit or discount whatsoever thereon.

(j)            Maintenance of Collateral.  Except for dispositions of Collateral permitted under clause (h) above, the Company will maintain each item of Collateral in good operating condition, ordinary wear and tear and immaterial impairments of value and damage by the elements excepted, and will provide all maintenance, service and repairs necessary for such purpose.

(k)           Maintenance of Insurance.  The Company will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Collateral against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Purchaser Representative and (ii) insuring the Company and the Purchasers against liability for personal injury and property damage relating to such Collateral, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Purchaser Representative, with losses payable to the Company and the Purchasers as their respective interests may appear.  All such insurance shall (i) provide that no termination, cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 10 days after receipt by the Purchasers of written notice thereof, (ii) name the Purchasers as loss payee and additional insureds and (iii) be reasonably satisfactory in all other respect to the Purchaser Representative.  From time to time upon the request of the Purchaser Representative, the Company shall deliver to the Purchaser Representative insurance policies, certificates or binders as the Purchaser Representative may from time to time reasonably request.  In addition, within thirty (30) days after the end of each fiscal year of the Company, the Company shall cause its insurance carrier(s) and those of its subsidiaries to confirm in writing to the Purchaser Representative the insurance coverage provided by such provider to the Company and the subsidiaries, as applicable as provided under Section 7.03 of the Purchase Agreement.

(l)            Further Identification of Collateral.  The Company will furnish to the Purchaser Representative from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Purchaser Representative may reasonably request, all in reasonable detail.

(m)          Further Assurances.  The Company shall execute any further instruments and take further actions as the Purchaser Representative reasonably requests to perfect of continue the Purchasers’ security interest in the Collateral or to effect the purposes of this Agreement.

5.             Purchaser Representative’s Appointment as Attorney-in-Fact.

(a)           Powers.  The Company hereby irrevocably constitutes and appoints the Purchaser Representative and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Company and in the name of the Company or in its own name, from time to time in the Purchaser Representative’s sole discretion after an Event of Default shall have occurred and is continuing, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute any and all instruments which may be necessary or desirable to accomplish the purposes of this Security Agreement, and, without limiting the generality of the foregoing, the Company hereby gives the Purchaser Representative the power and right, on behalf of the Company, without notice to or assent by the Company, to do the following after an Event of Default shall have occurred and is continuing:

(i)            in the case of any Collateral, in the name of the Company or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Collateral or with respect to any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Purchaser Representative for the purpose of collecting any and all such moneys due under any Collateral whenever payable;

(ii)           to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, to effect any repairs or any insurance called for by the terms of this Security Agreement and to pay all or any part of the premiums therefor and the costs thereof; and

(iii)          (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Purchaser Representative or as the Purchaser Representative shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against the Company with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Purchaser Representative may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Purchaser Representative were the absolute owner thereof for all purposes, and to do, at the Purchaser Representative’s option and the Company’s expense, at any time, or from time to time, all acts and things which the Purchaser Representative in its sole discretion deems necessary to protect, preserve or realize upon the Collateral and the Purchasers’ Liens thereon and to effect the intent of this Security Agreement, all as fully and effectively as the Company might do.

At the reasonable request of the Purchaser Representative, the Company shall deliver to the Purchaser Representative, such further documents ratifying any and all actions that said attorneys shall lawfully take or do or cause to be taken or done by virtue hereof.

This power of attorney is a power coupled with an interest and shall be irrevocable until this Agreement is terminated.

(b)           Other Powers.  The Company also authorizes the Purchaser Representative, at any time and from time to time, to execute, in connection with the sales provided for in this Section 5 or Section 7 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

(c)           No Duty on Purchasers’ Part.  The powers conferred on the Purchasers and the Purchaser Representative hereunder are solely to protect the Purchasers’ interests in the Collateral and shall not impose any duty upon the Purchasers or the Purchaser Representative to exercise any such powers.  The Purchasers and the Purchaser Representative shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and no Purchaser nor any of its officers, directors, employees or agents shall be responsible to the Company for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

6.             Performance by Purchasers of Company’s Obligations.  If the Company fails to perform or comply with any of its agreements contained herein and the Purchasers or the Purchaser Representative, as provided for by the terms of this Security Agreement, shall themselves perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of the Purchasers or the Purchaser Representative, as applicable, incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Prime Rate plus 5%, or such lower rate as may be the maximum rate permitted by applicable law, shall be payable by the Company to the Purchasers or the Purchaser Representative, as the case may be, on demand and shall constitute Obligations secured hereby.

7.             Remedies.  If an Event of Default shall occur and be continuing, the Purchaser Representative may exercise, in addition to all other rights and remedies granted to it or to the Purchasers in this Security Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Code.  Without limiting the generality of the foregoing, the Purchaser Representative, without demand of performance or other demand, presentment, protest, or notice of any kind (except any notice required by law referred to below) to or upon the Company or any other person or entity (all and each of which are hereby waived), may, on behalf of the Purchasers, in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may, on behalf of the Purchasers, forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange or office of the Purchaser Representative or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Purchasers shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the

Collateral so sold, free of any right or equity of redemption in the Company, which right or equity is hereby waived or released.  The Company further agrees, at the Purchaser Representative’s request, to assemble the Collateral and make it available to the Purchaser Representative at places which the Purchaser Representative shall reasonably select, whether at the Company’s premises or elsewhere.  The Purchaser Representative shall cause the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Purchasers hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to be applied to the payment in whole or in part of the Obligations, in such order as the Purchaser Representative may elect, and only after such application and after the payment by the Purchaser Representative of any other amount required by any provision of law, including, without limitation, Section 9-615 of the Code, need the Purchasers account for the surplus, if any, to the Company.  To the extent permitted by applicable law, the Company waives all claims, damages and demands it may acquire against the Purchasers and the Purchaser Representative arising out of the exercise by the Purchasers or the Purchaser Representative of any of their rights hereunder, provided that such release shall not apply to any claim, damage or demand resulting directly from the gross negligence or actual wilful misconduct, of the Purchasers or the Purchaser Representative.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten days before such sale or other disposition.  The Company shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Purchasers and the Purchaser Representative to collect such deficiency.

8.             Limitation on Duties Regarding Preservation of Collateral.  The Purchasers’ and the Purchaser Representative’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in their possession, under Sections 9-207 through Section 9-210 of the Code or otherwise, shall be to deal with it in the same manner as the Purchasers or the Purchaser Representative, as applicable, deal with similar property for their own account.  Neither the Purchasers or the Purchaser Representative nor any of their directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Company or otherwise.

9.             Powers Coupled with an Interest.  All authorizations and agencies herein contained with respect to the Collateral are irrevocable until this Agreement is terminated and powers coupled with an interest.

10.           Severability.  Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.           Paragraph Headings.  The paragraph headings used in this Security Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

12.           No Waiver; Cumulative Remedies.  The Purchasers shall not by any act (except by a written instrument pursuant to Section 13 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of the Purchasers or the Purchaser Representative, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Purchasers or the Purchaser Representative of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Purchasers or the Purchaser Representative would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

13.           Waivers and Amendments; Successors and Assigns.  None of the terms or provisions of this Security Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Company and the Purchaser Representative, provided that any provision of this Security Agreement may be waived by the Purchaser Representative in a written letter or agreement executed by the Purchaser Representative or by telex or facsimile transmission from the Purchaser Representative.  This Security Agreement shall be binding upon the successors and assigns of the Company and shall inure to the benefit of the Purchasers and their successors and assigns.

14.           Purchaser Representative.  In order to administer the transactions contemplated by this Agreement, the Purchasers hereby designate and appoint CRP as their representative for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of each such Purchaser (in such capacity, the “Purchaser Representative”).  The Purchasers hereby authorize the Purchaser Representative to represent the Purchasers and their successors with respect to all matters arising under this Agreement.  In the event that CRP ceases to hold Notes or resigns from such position, the Purchasers having a majority in interest of the Notes then outstanding shall select another representative to fill such vacancy and such substituted Purchaser Representative shall be deemed to be the Purchaser Representative for all purposes of this Agreement.  All actions of the Purchaser Representative shall be binding upon all of the Purchasers and no Purchaser shall have the right to object, dissent, protest or otherwise contest same.  The Purchaser Representative shall incur no liability to the Purchasers or any of them with respect to any action taken or suffered by the Purchaser Representative, including without limitation, in reliance upon advice of legal counsel, accountants or auditors or any notice, direction, instruction, consent, statement or other documents believed by it to be genuinely and duly authorized and the Purchasers hereby jointly and severally indemnify the Purchaser Representative for any and all damages, losses, liabilities, costs and expenses (including reasonable expenses of investigation and reasonable attorney’s fees and disbursements in connection with any claim, action, suit or proceeding) (“Losses”) incurred by the Purchaser Representative in such capacity other than those liabilities, costs or expenses resulting directly from the gross negligence or wilful misconduct of the Purchaser Representative in such capacity.

15.           Governing Law.  This Security Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the Commonwealth of Massachusetts.

16.           Termination.  This Security Agreement shall terminate automatically upon the satisfaction in full of the Obligations.

17.           Additional Subsidiaries.  Should the Company or its Subsidiaries at any time acquire assets, capital stock or other property or obligations of, or interest in, any Person, whether by way of stock or asset purchase, merger, consolidation or otherwise, where after giving effect to such acquisition such Person shall constitute a Subsidiary, or otherwise form or create any Subsidiary, such Subsidiary shall forthwith execute an instrument of accession in the form attached hereto as Schedule I.  This Section 17 shall apply only to U.S. subsidiaries of the Company.

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IN WITNESS WHEREOF, the Company has caused this Security Agreement to be duly executed and delivered in favor of the Purchasers as of the date first above written.

COMPANY:

SOFTBRANDS, INC.

By:	/s/ George H. Ellis
Name: George H. Ellis
Title: Chairman and Chief Executive Officer

SOFTBRANDS MANUFACTURING, INC.

By:	/s/ David G. Latzke
Name: David G. Latzke
Title: CFO

SOFTBRANDS HOSPITALITY, INC.

By:	/s/ David G. Latzke
Name: David G. Latzke
Title: CFO

SOFTBRANDS INTERNATIONAL, INC.

By:	/s/ David G. Latzke
Name: David G. Latzke
Title: CFO

SOFTBRANDS LICENSING, INC.

By:	/s/ David G. Latzke
Name: David G. Latzke
Title: CFO

PURCHASERS:

CAPITAL RESOURCE PARTNERS IV, L.P.

By:	CRP Partners IV, LLC
Its General Partner

By:	/s/ Robert Ammerman
Name:
Title: Managing Member

Schedule I

Instrument of Accession

SoftBrands, Inc.

Security Agreement

The undersigned, hereby agrees to become a party to and bound by that Security Agreement, dated as of November 26, 2002 (the “Security Agreement”), by and among SoftBrands, Inc. and the other persons set forth on the signature pages thereto.  The undersigned shall become party to the Security Agreement as the Company, as defined therein.  This Instrument of Accession shall take effect and shall become an integral part of the Security Agreement immediately upon execution and delivery by both the undersigned and the Company of this Instrument.  Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Security Agreement.

IN WITNESS WHEREOF, this INSTRUMENT OF ACCESSION has been duly executed by or on behalf of the undersigned, as a sealed instrument under the laws of the Commonwealth of Massachusetts, as of the date below written.

SUBSIDIARY:

[Subsidiary]

By:
Name:
Title:

By:
Name:
Title:

AGREED AND ACCEPTED:

SoftBrands, Inc.

By:
Name:
Title: